EXHIBIT 10.32

DISTRIBUTOR AGREEMENT

THIS DISTRIBUTOR AGREEMENT (this "Agreement") is made effective as of November 9th, 2015, by and between CPM Medical Consultants LLC, a Texas Incorporation ("Distributor"), and CORELINK, LLC, a Missouri limited liability company ("CoreLink"). Distributor and CoreLink are each individually referred to herein as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, CoreLink is engaged in the development, manufacture, distribution and sale of certain medical devices products and related services and support as set forth on Exhibit A hereto (collectively, the "Products") and providing certain related surgical instruments for use in connection with the Products (the "Instruments").

WHEREAS, Distributor has established an independent business operation with its own facilities and employees under its supervision and control.

WHEREAS, CoreLink desires to grant to Distributor the non-exclusive right to sell the Products in the Territory (as defined below), Distributor desires to obtain such right, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereto agree as follows:

ARTICLE I
DISTRIBUTOR

1.1Non-Exclusive Distributor; Limited Territory. CoreLink hereby grants to Distributor the non-exclusive right to sell in the Territory the Products, and Distributor hereby accepts such grant, all subject to the conditions, limitations and provisions set forth in this Agreement. As used herein, the term "Territory" shall mean the territory set forth on Exhibit B hereto. Distributor shall not make, directly or indirectly, any sales of the Products to customers outside of the Territory. Notwithstanding anything herein to the contrary, CoreLink reserves the right, at any time during the Term (as defined below): (a) to add new Products; (b) discontinue or limit production of any of the Products or Instruments; (c) to reallocate, terminate or cancel deliveries of any of the Products or Instruments; (d) to modify or alter the design, construction or components of any of the Products or Instruments; (e) change its sales and distribution policies; and (0 upon 30 days prior notice to the Distributor, adjust the boundaries of the Territories.

1.2No Limitation Certain Actions, The appointment of Distributor hereunder in no way limits CoreLink's right to take a particular order from a customer and nothing herein shall prevent CoreLink from (a) soliciting orders from any third party through CoreLink's own marketing organization; (b) contacting directly customers with respect to soliciting product development opportunities and strategic partnerships; or (c) providing general customer services as may be required.

1.3No Conflict of Interest. Distributor represents, warrants and covenants to CoreLink that (a) Distributor does not have any obligation to any other party which is inconsistent with its obligations under this Agreement; (b) Distributor shall not, in the performance of this Agreement, breach any obligations that it may have to others, including without limitation any obligations under non-compete or confidentiality agreements; (c) Distributor shall comply with any confidentiality obligations regarding any trade secrets of any other companies to which they are obligated, and (d) Distributor has not entered into any written or oral agreement whatsoever with any other party, in connection with the sale of implants similar to the Products.

1.4Business Plan. Distributor shall provide reports to CoreLink of Distributor's marketing activities and forecasts for Products at such times and in such manner as prescribed by CoreLink. Specifically, upon the Effective Date and at least thirty (30) days prior to the commencement of any Renewal Term (as defined below), Distributor shall provide CoreLink with a copy of its current two (2) year business plan. Additionally, within the first two (2) days of every calendar month during the Term, Distributor shall also provide CoreLink with a ninety (90) day rolling forecast of orders showing each prospective sale by potential customer, Product, intended close date and probability.

1.5Territory Performance Quota (TPQ). CoreLink will establish a monthly Performance Quota for the Territory (the "Territory Performance Quota" or "TPQ"). The TPQ for each Territory will include a minimum sales volume and may include other relevant milestones, such as hiring and placement of sales representatives. TPQ for each Territory are shown in Exhibit C and may be amended at any time by mutual consent of CoreLink and Distributor. Notwithstanding anything herein to the contrary, CoreLink shall have the right to terminate Distributor's right to distribute Products in a particular Territory if Distributor fails to achieve the sum of the TPQ for any consecutive three (3) month period in that Territory. In order to exercise this right, CoreLink shall give Distributor thirty (30) days' notice of such termination. Distributor expressly acknowledges and agrees that the provisions of this Section 1.5 are essential, fair and reasonable and that Distributor's failure to meet a performance standard as set forth in this Section 1.5 shall be conclusive evidence that Distributor failed to achieve its obligation under this Agreement, that such failure is not capable of being cured and that such failure shall constitute "good cause" for the termination of this Agreement and/or forfeiture of distribution rights within a Territory, as applicable.

1.6Competing Products. Distributor shall not, without CoreLink's prior written consent, manufacture, market, promote, sell or distribute any medical devices, instruments or other goods of other companies (whether or not in the Territory or in competition with the Products) if such manufacture, marketing, promotion, sale or distribution will, in CoreLink's sole judgment, prejudice CoreLink's business interests or the promotion or and sale of the Products or create a conflict of interest in handling any of CoreLink's confidential or proprietary information that may be furnished to Distributor. Prior to the execution of this Agreement, Distributor shall provide CoreLink a true, correct and complete written list of the companies whose medical devices, instruments and other products it currently distributes, and Distributor shall promptly notify CoreLink in writing of any other companies or products which Distributor represents or distributes (whether or not in the Territory or in competition with the Products) following the Effective Date.

ARTICLE II
TERMS OF SALE

2.1Sale Price to Customers; Purchase Price. Distributor shall be entitled to sell the Products to customers in the Territory at such purchase prices that do not exceed the CoreLink published List Price. The purchase price to be paid by Distributor for Products purchased from CoreLink is set forth on Exhibit A. The Purchase Price described herein is exclusive of any and all applicable taxes and shipping costs, which shall be the responsibility of the Distributor. Without limiting the foregoing, in addition to the Purchase Price, Distributor shall be responsible for any and all governmental taxes, charges or duties of every kind required to be paid with respect to the transportation, export, import, storage, distribution, delivery, sale, or promotion of the Product in the Territory. Distributor shall be responsible for the shipment and delivery of Products to Distributor's customers, and shall be responsible for all billing and collection of amounts due and payable to Distributor by its customers. The failure of any Customer to pay Distributor any amounts owing to Distributor shall not relieve Distributor of its payment obligations to CoreLink under this Agreement.

Distributor agrees that the purchase price described in this Section 2.1 shall be the sole compensation owed by Distributor to CoreLink for the sale of Products under this Agreement, and that CoreLink shall not otherwise reimburse Distributor for Distributor's time or expenses in performing any services under this Agreement.

2.2Completion of Handling of Sales; Purchase Orders. In connection with each sale of the Products to customers, Distributor shall complete a purchase order to the customer in form and substance satisfactory to Company (a "Purchase Order"), and forward the properly completed Purchase Order to CoreLink not later than two business days following the purchase of such Products by the Customer. Each Purchase Order shall set forth (1) the case date of the surgical procedure, (2) the name of the hospital or facility at which the procedure was performed, (3) the name of the surgeon performing the procedure, and (4) such other information as CoreLink shall reasonably require. Distributor shall be responsible for all invoicing and collections for sales of Products to its customers.

Following receipt of each Purchase Order, CoreLink shall issue an invoice to Distributor for the aggregate purchase price of all Products reflected in such Purchase Order as determined in accordance with Section 2.1 above. Payment of any invoice issued by CoreLink for Products hereunder shall be net thirty (30) calendar days from the invoice date. A 1.5% per month service charge is added to delinquent accounts. Interest will be charged at 1.5% per month rate for all amounts outstanding more than thirty (30) days.

2.3Product Changes. CoreLink may at any time modify or discontinue selling any Product upon thirty (30) days' notice to Distributor, and Distributor shall (a) have no claim against CoreLink for failure to furnish Products of the type previously sold and (b) at CoreLink's request, promptly return to CoreLink all such modified or discontinued Products.

2.4Warranty and Service Changes. CoreLink may at any time change warranty or service policies without incurring any liability to Distributor.

2.5Shipping Costs. Distributor shall bear all shipping costs for Product shipments to Distributor's consignment locations. Distributor shall bear all shipping costs for delivery of Products by CoreLink to other locations specified by or on behalf of Distributor. If no shipping account information is provided to CoreLink by Distributor, CoreLink will bill Distributor for shipping charges incurred by CoreLink at cost.

ARTICLE III
CONSIGNMENT OF PRODUCTS AND INSTRUMENTS

3.1Delivery of Consigned Inventory and Instruments to Distributor; Return. CoreLink may, in its sole discretion, deliver Consigned Inventory (as defined below) to the Distributor's facility so that Distributor may fill customer sales orders pursuant to Section 3.3 below. For purposes of this Agreement, "Consigned Inventory" shall mean any inventory of Products and Instruments (as defined below) stored and maintained by Distributor on behalf of CoreLink as provided in this Section 3. Any such delivery of Consigned Inventory shall establish a true consignment in all respects, not a consignment intended as security. CoreLink may provide surgical instruments to customers for use in connection with the use of the Products ("Instruments"). Distributor may request that CoreLink provide Instruments for use by a customer with a specified surgical procedure. CoreLink will deliver Instruments to the Distributor and Distributor will deliver the Instruments to the customer for use in the specified surgical procedure. Instruments are for temporary use only and must be returned to CoreLink within the timeframes specified by CoreLink. All Consigned Inventory delivered to Distributor shall be stocked and shipped to customers out of a facility of Distributor that is properly licensed and approved under, and in compliance with all applicable laws and regulations. Prior to taking the first delivery of the Consigned Inventory, Distributor shall have obtained all such licenses and approvals. All Products and Instruments delivered by CoreLink to Distributor on consignment or otherwise will be subject to final inspection and acceptance at Distributor's location within 30 days after delivery. Distributor shall notify CoreLink within 30 days after delivery of any apparent defective material or workmanship or non¬conformity of any Product or Instrument to the product specifications. Distributor cannot reject goods in the case of slight tolerances in custom made Instruments. If Distributor fails to so notify CoreLink, Distributor will be deemed to have accepted the Product for consignment. Distributor will have the right to reject Products only in the event that a Product is defective in material or workmanship, or otherwise not in conformity with the specifications or the requirements set forth herein. Distributor will not be required to pay for any rejected Product, or its shipping costs or any other costs related thereto. Distributor will return all rejected Products to CoreLink at CoreLink's expense. Rejected Products must be accompanied by a written explanation of failure. Unless Distributor is entitled to reject delivered products as provided above, no returns of Product will be accepted by CoreLink without prior authorization

3.2Title; Risk of Loss. Title to Consigned Inventory shall remain with CoreLink until a customer's purchase of the applicable Product. Title to unused Products and Instruments constituting Consigned Inventory will remain with CoreLink. Risk of loss or damage for any Consigned Inventory held by Distributor hereunder will pass to Distributor upon delivery by CoreLink to Distributor's facility. When Distributor returns an item of Consigned Inventory or Instruments to CoreLink, the risk of loss or damage will transfer from Distributor to CoreLink when CoreLink receives and accepts the Consigned Inventory or Instruments at CoreLink's facility. All Consigned Inventory and Instruments will be stored, handled, distributed and returned to CoreLink in accordance with the procedures adopted by CoreLink from time to time. Distributor shall use its best efforts to protect the Consigned Inventory and Instruments from loss, theft, damage or destruction while in its possession, and shall pay to CoreLink an amount equal to the value of any Consigned Inventory or Instruments that suffered such loss at replacement cost as set forth on Exhibit A hereto.

3.3Inventory and Storage. Distributor will only maintain that amount of inventory of Consigned Inventory specified by CoreLink from time to time. Distributor shall not use Consigned Inventory for any purpose other than as set forth in this Agreement. Distributor will track all withdrawals of Consigned Inventory. Distributor will cause Consigned Inventory to be placed in safe and secure storage at the Distributor's facility, separated from Distributor's other materials, equipment, and parts. Distributor shall be solely responsible for the care, maintenance and safekeeping of, and all costs of storing, handling, transporting, marketing and selling, the Consigned Inventory while in Distributor's possession or in the possession of any agent of Distributor. Distributor shall store and keep Consigned Inventory safely and securely in accordance with commercially reasonable practices and shall protect the Consigned Inventory from deterioration, destruction, loss and damage. Distributor shall rotate all Consigned Inventory on a first-in-first out basis and will not provide any Consigned Inventory to customers that have passed the indicated expiration date. All Consigned Inventory are deemed accepted by Distributor upon delivery to Distributor's facility. Prior to withdrawal of Consigned Inventory from Distributor's facility, Distributor shall at all times keep Consigned Inventory free from any liens, claims, encumbrances and interests of third parties. Distributor will also store all Products and Instruments returned by Customers to Distributor in accordance with this Section 3.4 prior to returning such items in its possession (if any) to CoreLink in accordance with Section 3.5.

3.4Return of Consigned Inventory and Instruments. Within ten (10) days of the termination or expiration of this Agreement, CoreLink shall have the right, without liability to Distributor, to repossess, or require Distributor to return to CoreLink, all Consigned Inventory, all sample Products and Instruments provided to Distributor and all spare parts and other tooling of CoreLink in its possession in its original condition, normal wear and tear to shipping containers excepted. CoreLink may elect, in its sole discretion, with written notice to Distributor to perform an on-site audit of such Consigned Inventory in accordance with Section 3.5 prior to such return to verify correct returns. Except where this Agreement is terminated as the result of a material breach by Distributor, CoreLink shall pay all charges associated with return of the Consigned Inventory. Notwithstanding the foregoing, if (i) Distributor does not return the Consigned Inventory as required or (ii) CoreLink determines that Distributor has not returned such Consigned Inventory in a useable condition, then Distributor shall pay CoreLink an amount equal to the applicable replacement cost for each such item of Consigned Inventory.

3.5Right of Entry; Audit. At any time during the Term, upon two (2) days prior notice, CoreLink will have the right to enter and have reasonable access to the premises and facilities of Distributor during normal business hours to verify Distributor's compliance with this Agreement with respect to the Consigned Inventory, including a physical inspection and/or a quality review. Distributor will provide safe and proper facilities for such purpose. No charge will be made for such visits.

3.6 Taxes. CoreLink shall pay all taxes in connection with its ownership of the Consigned Inventory. Distributor shall defend, indemnify and hold CoreLink harmless from and against any and all claims, demands, causes of action, expenses, fees and fines arising from or in connection with all sales taxes arising from the sale of the Consigned Inventory.

3.7Security for Consigned Inventory. Distributor irrevocably authorizes CoreLink at any time and from time to time to (a) file (or to the extent required by applicable law, Distributor agrees to execute) Uniform Commercial Code financing statements and amendments thereto and consents to the public filing thereof to evidence the consignment of Consigned Inventory hereunder and (b) notify existing holders of security interests of record in inventory of Distributor, as provided in the Uniform Commercial Code with respect to purchase money security interests. Consignee shall not pledge or encumber the Consigned Inventory and shall provide CoreLink with a listing of at locations at which the Products and Instruments are located. Distributor hereby grants to CoreLink a security interest in and lien on all of the following, wherever located and whether now or hereafter existing or now owned or hereafter acquired or arising: (i) all goods consigned or sold to Distributor Consignee by CoreLink, (ii) all accounts, contract rights, chattel paper and any other rights to the payment of money and security therefor, now or hereafter arising from the sale, consignment or other transfer by Distributor of any such goods and (iii) all replacements, returns, substitutions, additions, accessions and proceeds of the items described in (i) and (ii) above.

ARTICLE IV
CERTAIN OBLIGATIONS OF THE PARTIES

4.1Best Efforts; Activities Outside of Territory. Distributor shall use its best efforts to advertise, promote and sell the Products, to develop, maintain and regularly increase sales within the Territory to assure that the sales objectives established by CoreLink are achieved. Distributor shall not (a) knowingly sell or deliver, directly or indirectly, any Products for use or resale outside the Territory; (b) solicit orders for Products from customers outside the Territory through any means; or (c) establish a sales office, warehouse or distribution center outside the Territory for sales of the Products.

4.2Distributor Exclusivity. Other than through Distributor, CoreLink will not knowingly sell, ship or consign any Products to any person or entity for distribution or resale in the Territory, except as otherwise provided herein.

4.3National Accounts. CoreLink expressly reserves the right to negotiate and determine special selling prices for all Products sold to members of group purchasing organizations, hospital system purchasing arrangements, interstate or national buying groups, the General Services Administration and national distributors. In such event, Distributor shall have the option either to sell the Products to said customers within the Territory at special prices, or to permit CoreLink to sell the Products directly to said customers at said special prices and at special commission rates established by CoreLink. CoreLink in its sole discretion may pay Distributor such commissions on such direct sales as CoreLink deems reasonable based upon the services provided by Distributor.

4.4Distributor Sales Representatives. After consultation with CoreLink, and considering the market potential, competitive environment, existing sales volume, number of hospitals and surgeons in the Territory, and other pertinent factors, Distributor shall hire an adequate number of sales representatives and assign them in the Territory. All of Distributor's sales personnel shall be thoroughly familiar with the Products, and are required to successfully complete CoreLink's training programs. Distributor shall cause all of its sales representatives to participate in, and conduct their operations in accordance with, all of CoreLink's sales representative training, certification and compliance programs, as required by CoreLink from time to time.

4.5Distributor Responsibility for Sales Representatives. Distributor shall be responsible for all obligations relating to its business, employees and sales representatives including, but not limited to, all employee related taxes and benefits and workers compensation coverage, and Distributor shall, and hereby does, indemnify CoreLink and hold CoreLink harmless from and against all claims by, on behalf of or by reason of Distributor's business and its employment or utilization of sales representatives or other employees.

4.6Expenses. Distributor shall be responsible to pay for the expenses associated with the operation of its business, including, but not limited to the following: (a) Travel expenses of Distributor sales representatives to attend CoreLink-required training and industry events; and (b) travel expenses of Distributor's surgeon customers invited to CoreLink for VIP visits and related to attendance at a CoreLink-sponsored training and education course.

4.7Promotional Materials. Distributor shall distribute only literature, brochures and other promotional material (collectively, the "Promotional Materials") which have been provided to it by CoreLink or approved by CoreLink in writing in advance, and shall distribute Promotional Materials only to existing customers or potential customers of the Products.

4.8Use of Marks. Except as set forth in Promotional Materials or on Products provided to Distributor by CoreLink, Distributor shall not use CoreLink's name, trademarks, service marks or logos under any circumstances, unless it obtains prior written approval in each instance from CoreLink. Nothing contained in this Agreement is intended to give Distributor any license to use any of the foregoing.

4.9Compliance with Laws and CoreLink Policies. Distributor shall comply with all federal and state laws and regulations as may be applicable to this Agreement, CoreLink, Distributor and/or the Products and to all transactions and activities to be performed hereunder (unless such compliance would be contrary to the laws of the United States) (collectively, "Applicable Laws") and shall not make bribes, kickbacks, payments to governmental officials or other illegal payments to obtain business. Distributor shall also comply with all applicable CoreLink policies and procedures including, without limitation, any and all compliance training and related requirements, as well as all policies and procedures governing the relationship between sales personnel and customers, as are in effect from time-to-time. Distributor shall refrain from disparaging CoreLink or from otherwise injuring the reputation and good standing of CoreLink. Distributor shall employ such record-keeping systems and inventory control procedures as CoreLink may reasonably require, including without limitation, records required to comply with all Applicable Laws. Distributor shall cause all of its officers, directors, owners, employees, agents and representatives to comply CoreLink's policies and Applicable Laws relating to their business activities. Distributor shall have its representatives provide written certification that they have read and understand and will comply with CoreLink's policies as well as Applicable Laws.

4.10Accounting and Other Information. Distributor shall conform to CoreLink's accounting and auditing procedures, which may be amended from time to time. Distributor shall provide CoreLink with sales and inventory details and explanations on a timely basis. CoreLink shall have the right to verify any data submitted by Distributor, by audit or other method. In addition, Distributor shall on a regular basis advise CoreLink of all orders received by Distributor. CoreLink shall have the right to verify any data submitted by Distributor, by audit or other method.

4.11Customer Complaints. Distributor shall (a) inform CoreLink, without delay, of any adverse event which could result in a customer complaint; and (b) promptly report to CoreLink, but in no event later than twenty-four (24) hours after receipt, any complaints or operational problems with the Products reported by customers.

4.12Product Claims. Distributor shall not make any false or misleading statements or representations to customers or potential customers regarding the Products or otherwise, or any statements or representations which are in any way contrary to or inconsistent with the Promotional Materials or approved use of the Products. Furthermore, Distributor shall not make any express or implied warranties to customers, potential customers or any other party regarding the Products which are not included in CoreLink's then current printed materials without CoreLink's prior written consent in each instance.

4.13Modification of Products or Packaging. Without CoreLink's prior written consent, Distributor shall not modify or cause to be modified any of the Products, nor shall it manufacture or cause to be manufactured any instruments intended to be used with any of the implant Products. Distributor shall not alter, in any way, the original packages of any Products or repackage any Products or ship any Products in damaged packages that could affect the sterility or fitness for use of the Product. Should Distributor have or come into possession of any Products that need to be repackaged, it shall return same to CoreLink.

4.14Services. Distributor shall perform such customer services as CoreLink may reasonably request including, without limitation, assisting in training customers on the proper uses of the Products and being available in the appropriate areas of the operating room suite to provide the Products and appropriate instrumentation associated with the Products. In the event CoreLink is required or voluntarily decides to recall or withdraw the Products, Distributor shall fully cooperate with CoreLink to conduct the field action.

4.15Federal Program Exclusion. Distributor warrants and represents that neither it nor any of its officers, directors, owners, employees, agents or representatives have been excluded, suspended or debarred from any federal program. Distributor shall immediately notify CoreLink if it or any of its officers, directors, owners, employees, agents or representatives become excluded, suspended or debarred from any federal programs. Distributor expressly acknowledges and agrees that any such debarment, suspension or exclusion may, in CoreLink's discretion, constitute good, just and sufficient cause for immediate termination of this Agreement.

4.16Physician Investment. Distributor warrants and represents that the Distributor is not owned in whole or in part by any physician, nor does any physician derive any financial benefit from Distributor.

4.17No Liability for Late Shipments. CoreLink shall make reasonable efforts to fill each order of Distributor for Products that it approves, but shall not be liable in any respect for a failure to ship or for a delay in shipment of Products.

4.18Quality Assurance. CoreLink acknowledges and agrees that independent quality assurance audits of its facilities and equipments used in relation to the manufacture of the Products hereunder may be conducted periodically to ensure compliance with the terms of this Agreement. Distributor's representatives may visit CoreLink's facility with reasonable frequency during normal business hours. All such visits shall be scheduled by Distributor with CoreLink a reasonable period in advance of such visit.

4.19Regulatory Compliance.

(a)Regulatory Obligations of Distributor. Distributor shall be responsible, at its expense, for obtaining and maintaining all regulatory approvals necessary for the sale of the Products by Distributor and complying with all applicable laws, regulations and standards.

(b)Regulatory Obligations of CoreLink. CoreLink shall be responsible, at its expense, for obtaining and maintaining all regulatory approvals necessary for a manufacturing facility for the Products and complying with all applicable laws, regulations and standards, including without limitation 21 CFR Part 820. CoreLink shall ensure that the Products are manufactured in accordance with all applicable laws and regulations applied to medical devices by the FDA or other regulatory agencies. CoreLink shall provide Distributor with any information required by Distributor in connection with its regulatory responsibilities promptly upon request by Distributor.

4.20Product Recalls. If, in the judgment of CoreLink, any Product defect or any government action requires a recall of, or the issuance of an advisory letter regarding, any Product, CoreLink may undertake such recall or issue such advisory letter. CoreLink will consult with Distributor with respect to any such action where the action directly affects Distributor. The Parties agree to provide reasonable assistance to one another in the event of any recall or issuance of any advisory letter. CoreLink shall, at its cost, correct any deficiency relating to its manufacturing, packaging, testing, labeling, storing or handling of the Product, if applicable.

4.21Insurance. Distributors are required to carry and maintain product liability, professional liability or similar insurance with limits not less than $1,000,000 per occurrence and $3,000,000 annual aggregate, naming CoreLink as an Additional Insured. In addition, the Distributor is required to procure and maintain commercial general liability in amounts of not less than $1,000,000 per incident and $1,000,000 annual aggregate. CoreLink agrees to procure and maintain in full force and effect during the term of this Agreement, at its sole cost and expense, product liability insurance in amounts of not less than $5,000,000 per incident and $5,000,000 annual aggregate, with a reputable insurance carrier and shall name Distributor as an additional insured. Each Party shall, on request, provide to the other Party a copy of a certificate of coverage or other written evidence of such insurance coverage reasonably satisfactory to such requesting Party.

4.22Authorization to Obtain Credit Report and Check Trade References. Distributor hereby provides CoreLink with written instruction and authorization to obtain and review at any time during the term of this Agreement business credit report(s) that may be on file with various credit reporting agencies. Additionally, Distributor hereby provides CoreLink with written instruction and authorization during the term of this Agreement to contact trade references provided by the Distributor to CoreLink, including but not limited to banks and other financial institutions.

4.23Service and Support. During the term of the Agreement, CoreLink shall will provide service and support to Distributor in the United States of America consistent with its services and support policies and conditions the in effect on the date purchased; provided, however, that CoreLink shall not be obligation to provide such service or support during any period in which Distributor shall be in default of its payment obligations under this Agreement.

4.24 Warranty. CoreLink warrants to Distributor that, for a period of 90 days from the date of shipment of a Product, such Product shall: (i) conform to the specifications for such Product set forth herein, and (ii) be free from any defects in material and workmanship. CoreLink shall, in CoreLink's reasonable discretion, repair or replace or refund the purchase price paid by Distributor for any defective Product properly rejected by Distributor and shipped by Distributor to CoreLink. The Products offered are for surgical use only. CoreLink assumes no responsibility if these products are used for any other purposes, or are misused in any way. For products supplied by, but not manufactured by CoreLink, the warranty is limited by the terms of the original manufacturer's warranty. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, AND EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, CORELINK MAKES NO ADDITIONAL WARRANTIES, EXPRESS OR IMPLIED IN FACT BY OPERATION OF LAW, STATUTORY OR OTHERWISE AS TO ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

4.25Limitation of Liability for Defects. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR REVENUE, OR INTERRUPTION OF BUSINESS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Any original Product, which proves defective in workmanship or materials, will be repaired, replaced, or refund charges on any instrument (at CoreLink's discretion), at no cost if an instrument fails to perform satisfactorily. The maximum liability that can be assumed by CoreLink for breach of warranty shall be the invoice price of the Product. In no event shall CoreLink be liable for defects and damage which may occur outside of its premises as a result of transportation and subsequent storage, improper handling, incorrect use, negligence, improper use, improper cleaning and handling, improper opening techniques, unauthorized repair work, caustic or abrasive cleaners, or other tampering with the supplied item that changes the guarantee or as the result of wear.

4.26Indemnification.

(a)Indemnification by Distributor. Distributor shall indemnify, defend and hold harmless CoreLink and its officers, directors, employees and agents (each, a "CoreLink Indemnitee") for any liabilities, losses, damages, costs, fees and expenses (including reasonable attorneys' fees) (collectively, "Losses") payable or owed by such parties in connection with any third party claims, suits, actions, or proceedings (each, a "Claim") arising or resulting from: (a) any representation or warranty made by or on behalf of Distributor regarding CoreLink, the Products or the Instruments that is inconsistent its obligations hereunder; or (b) the breach by Distributor of a representation, warranty, or covenant of this Agreement; provided, that such indemnity shall not apply to the extent that it is shown that the Claim or Loss was the result of the gross negligence or willful misconduct any CoreLink Indemnitee or subcontractor.

(b)Indemnification by CoreLink. CoreLink shall indemnify, defend and hold harmless Distributor and its officers, directors, employees, and agents (each, a "Distributor Indemnitee") for any Losses payable or owed by such parties in connection with any Claims alleging personal injury liability arising or resulting from the breach by CoreLink of a representation, warranty, or covenant of this Agreement; provided, that such indemnity shall not apply to the extent that it is shown that the Claim or Loss was the result of the gross negligence or willful misconduct any Distributor Indemnitee or subcontractor.

(c)Indemnification Procedures. Any entity entitled to indemnification under this Section 4.26 shall give written notice to the indemnifying party of any Claims that may be subject to indemnification, promptly after learning of such Claim. Within a reasonable time after receiving such notice, the indemnifying party shall assume the defense of such Claims with counsel reasonably satisfactory to the indemnified party. The indemnified party shall cooperate with the indemnifying party in such defense at the indemnifying party's expense. The indemnified party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim. The indemnifying party shall not be liable for any litigation costs or expenses incurred by the indemnified party without the indemnifying party's written consent, such consent not to be unreasonably withheld. The indemnifying party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified party from all liability relating thereto or (b) adversely impacts the rights granted to the indemnified party under this Agreement, unless the indemnified party otherwise agrees in writing.

4.27No Obligation to Sell Products. Nothing contained in this Agreement shall be construed as obligating CoreLink to make, sell or otherwise distribute any Product. CoreLink shall have the right to determine whether to manufacture, sell or otherwise distribute any Product or terminate the manufacture, sale or distribution of any Product in its sole and absolute discretion, without any liability to Distributor by reason of such determination.

ARTICLE V
TERM AND TERMINATION

5.1Term. The initial term of this Agreement shall be for a period of One (1) year from the Effective Date hereof ("Initial Term"), unless earlier terminated pursuant to the terms of this Agreement. Following the expiration of the Initial Term, this Agreement shall be automatically renewed and continued for successive terms of one year each ("Renewal Term"), unless CoreLink or Distributor terminates this Agreement during any successive one-year period by giving the other

Party notice in writing at least thirty (30) days prior to the expiration of the then current Renewal Term. The Initial Term and any Renewal Term collectively referred to herein as the "Term".

5.2Non-Renewal. Each Party, in its sole discretion, shall have the right to determine, for any reason whatsoever, not to renew, continue or extend this Agreement or not to enter into another agreement with the other Party. Neither Party, by reason of the expiration or termination of this Agreement, shall be liable to the other for any compensation for anticipated sales or prospective profits or commissions or because of expenditures, investments, leases, property improvements or other matters related to the business or goodwill of the Parties.

5.3Termination Upon Written Notice. During the Term, either Party may terminate this Agreement, with our without cause, upon 30 days prior written notice to the other Party

5.4Default. If either Party defaults in the due performance of any of the provisions hereof and, if capable of cure, said default is not cured within ten (10) days after receipt of written notice thereof given by the non-defaulting Party, the non-defaulting Party may terminate this Agreement upon the expiration of such ten (10) day period.

5.5Other Events. CoreLink also shall have the right, without prejudice to any other rights it may have in law or by contract, to terminate this Agreement, effective immediately upon notice to Distributor, as a result of any of the following: (a) the insolvency of Distributor, or the filing of a voluntary petition of bankruptcy or for a reorganization arrangement under applicable laws by or against Distributor or its property, or the making of an assignment for the benefit of Distributor's creditors; or the taking of any similar action such as requesting such assignment or a composition of creditors; or the voluntary or involuntary dissolution of Distributor; (b) the misstatement of a material fact, or the failure to state a material fact necessary to make the statements contained therein not misleading, in any information or statements furnished by Distributor or its officers, owners, employees, contractors or agents to CoreLink in connection with Distributor's appointment as a CoreLink representative or the negotiation or performance of this Agreement; (c) any misfeasance or malfeasance on the part of Distributor or its officers, directors, owners, agents, employees or representatives; (d) the imposition of any sanctions against Distributor or its officers, directors, owners, agents, employees or representatives within the meaning of Social Security Act Section 1128A; (e) any actions by Distributor or its officers, directors, owners, agents, employees or representatives in violation of the federal Stark laws, federal false claims act, federal anti-kickback statute, federal Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereto, federal civil monetary penalties statutes or similar state laws; (f) any debarment, exclusion or suspension of Distributor or its officers, directors, owners, agents, employees or representatives from participation in any federal or state health care program; or (g) the acquisition of any interest in Distributor by persons or companies selling, manufacturing, importing or distributing products which are actually or potentially competitive to the Products covered by this Agreement (Distributor agrees to notify CoreLink immediately of any such acquisition).

5.6Rights Upon Termination. Upon the expiration or sooner termination of this Agreement for any reason whatsoever:

(a)All rights granted to Distributor under or pursuant to this Agreement shall cease, and where appropriate, revert to CoreLink;

(b)Distributor shall deliver to CoreLink all Confidential Information (as defined below) and Consigned Inventory.

(c)Distributor shall immediately cease acting on behalf of CoreLink and shall cease its activities concerning the Products.

(d)The provisions of this Agreement which are expressed to survive this Agreement, or to apply notwithstanding termination hereof, shall not be affected by any termination or expiration, and shall be observed.

(e)Distributor shall, within ten (10) days after the date of expiration or termination of this Agreement, deliver as directed by CoreLink all Products then in its possession or control. In addition, Distributor shall promptly supply CoreLink with a current list of locations of any Products not in Distributor's possession or control. All such deliveries shall be made at Distributor's cost and expense. Any Instruments provided to Distributor free of charge shall be delivered as directed by CoreLink without any payment therefore. CoreLink shall have the right to deduct from any sums due to Distributor (i) the value of any implant inventory or other consigned inventory previously delivered by CoreLink to Distributor or instruments owned by CoreLink which has not been either (A) sold to a customer or (B) delivered to CoreLink in accordance herewith, (ii) the value of any Products returned to CoreLink which are deemed unacceptable by reason of their damaged condition, (iii) the amount of any repackaging and refinishing charges, and (iv) any other amounts owed by Distributor to CoreLink . If the amount owed by Distributor to CoreLink exceeds the amount owed by CoreLink to Distributor, then Distributor shall be liable for the deficiency and shall promptly pay the same to CoreLink.

The provisions of this Section 5.6 shall survive the expiration or sooner termination of this Agreement.

ARTICLE VI
NON-COMPETITION; CONFIDENTIALITY

6.1Non-Competition.

(a)During the Term of this Agreement, without the prior written consent of CoreLink neither Distributor nor any of its officers, directors, owners or affiliates shall directly or indirectly (a) own an interest in, operate, or control or participate in or be connected as an partner, shareholder, principal of or in any corporation, partnership, proprietorship, firm association, person or entity registered as a medical device manufacturer, (b) market, promote, sell, offer for sale, deliver or otherwise distribute in any manner any medical devices, instruments or other goods that compete with the Products or has a use equivalent to that of the Products, or (c) either for itself or for any other person, firm or entity, solicit for employment or hire, any person engaged as an employee or agent of CoreLink at the time this Agreement terminates, or within the last twelve (12) months preceding the Agreement termination, or to induce or influence or attempt to induce any such person to terminate his or her relationship with CoreLink.

6.2Confidential Information.

(a)For purposes of this Agreement, the term "Confidential Information" shall mean proprietary and other confidential information of CoreLink disclosed to Distributor or any of its officers, directors, owners, employees, agents or representatives either orally, in writing or by Distributor's inspection, including, but not limited to, CoreLink's formulas, raw materials, technical information, and information about CoreLink's processes, formulas, products, projects, finances, manufacturing processes, techniques, products, business plans and operations. "Confidential Information" shall not include any information that is or becomes generally available to the public through no fault or action of Distributor or any of its officers, directors, owners, employees, agents or representatives.

(b)Distributor hereby agrees: (i) to retain all Confidential Information strictly in confidence, (ii) to limit its disclosure to such of Distributor's officers, directors, owners, employees, agents and representatives as it, in good faith, believes necessary to have access to such information in order to properly fulfill its obligations under this Agreement, (iii) to require its officers, directors, owners, employees, agents or representatives to retain in confidence all such Confidential Information disclosed to them, and (iv) not to use or disclose to others, or permit the use or disclosure of, any such Confidential Information, except as may be necessary to fulfill the terms of this Agreement.

(c)Upon the expiration or termination of this Agreement for any reason, Distributor shall, and shall cause its officers, directors, owners, employees, agents or representatives immediately redeliver to CoreLink (without retaining any copies thereof) any and all documents and other written information containing Confidential Information obtained in connection with this Agreement.

(d)Distributor agrees that the Confidential Information provided hereunder shall be used by Distributor and its officers, directors, owners, employees, agents or representatives for the sole purpose of performing its obligations under this Agreement and that no other use or disclosure shall be made of such Confidential Information. Distributor shall not copy and/or reverse engineer and/or cause to be copied and/or reverse engineered any of the Products and/or any portion of the Products, and Distributor will not offer for sale or sell and products that reasonably should be known to Distributor to be copies and/or reversed engineered versions of the Products or any portion of the Products.

6.3Enforcement. The Parties acknowledge and agrees that in the event of a breach by a Party of any of the provisions of this Agreement, money damages shall not constitute a sufficient remedy. Consequently, in the event of such breach or anticipated breach by Distributor or those with respect to whom Distributor has a duty to prevent disclosure, CoreLink and its respective successors or assigns may, in addition to the other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages. The obligations of this Article 6 shall survive the expiration or termination of this Agreement for any reason.

ARTICLE VII
MISCELLANEOUS

7.1Non-Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party; provided, however, that (i) CoreLink may assign without the prior written consent of the Distributor all or any portion of CoreLink's rights or obligations under this Agreement to any subsidiary or affiliate of CoreLink, and (ii) CoreLink may assign this Agreement without the prior written consent of the Distributor to a person or entity into which CoreLink has merged or which has otherwise succeeded to all or substantially all of its business and assets, and which has assumed in writing or by operation of law CoreLink's obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns

7.2Choice of Law; Forum. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, as if executed and fully performed in that state. The Parties further agree and consent that any action against Distributor that arises out of or is related directly or indirectly to this Agreement shall be brought exclusively in, and any other action that arises out of or is related directly or indirectly to this Agreement may be brought in, the Circuit Court for the County of St. Louis, Missouri, USA, or the United States District Court for the Eastern District of Missouri, Eastern Division. Both Distributor and CoreLink hereby submit to the personal jurisdiction of such courts with respect to any such action.

7.3Attorneys' Fees. In the event of any dispute arising out of this Agreement or the relationship of the parties hereunder, then the non-prevailing party shall pay to the prevailing party the prevailing party's reasonable attorneys' fees and costs.

7.4Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties, supersedes all prior understandings and agreements; except as provided herein, all changes, amendments or modifications to this Agreement must be in writing and signed by both parties, and no modification shall be effected by the acknowledgment or acceptance of purchase order or shipping instruction forms containing terms and conditions at variance with or in addition to those set forth herein.

7.5Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.6Force Majeure. If the performance of this Agreement by either Party hereto (other than the payment of money due hereunder) is delayed, interrupted, or prevented by reason of any, shortage of materials, fire, explosion, fight, mobilization, war (declared or undeclared), hostilities, riots, rebellion, revolution, blockade, act of any government or agency or subdivision thereof, acts of public enemies, or other acts of God or any other cause, whether or not of the nature or character specifically enumerated above, which is beyond the reasonable control of such Party, (a) such Party shall be excused from the performance of this Agreement (other than the payment of monies due hereunder) while and to the extent that such Party is delayed, interrupted or prevented from so performing by one or more of such causes; and (b) the performance of this Agreement shall be resumed as soon as practicable after such disability is removed.

7.7Waiver. A Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a "course of dealing" or a waiver of any such provision or provisions as to any future violations thereof, nor prevent that Party thereafter from enforcing each and every other provision of this Agreement. No waiver shall be binding upon a Party unless it is in writing and signed by such Party. Such waiver shall apply only to the specific default or the instance specified, and a waiver of any default shall not waive any other default, whether or not similar to the default waived. The rights granted the Parties are cumulative and the waiver by a Party of any single remedy shall not constitute a waiver of such Party's right to assert all other legal remedies available to such Party under the circumstances.

7.8Place of Contract; Effective Date. This Agreement, when signed by Distributor and forwarded to CoreLink, shall be considered an offer to enter into this Agreement, and this Agreement shall become effective upon CoreLink's execution hereof in the State of CoreLink's principal place of business, and this Agreement shall be considered as having been accepted and entered into in such State.

7.9No Fee Paid. Distributor acknowledges that it has not paid and will not pay, directly or indirectly, any fee or other payment at any time to CoreLink or any other individual or entity, in connection with this Agreement or any prior agreement, understanding or arrangement between them, for the right or privilege to be appointed a distributor, dealer or agent. Furthermore, Distributor acknowledges that upon the expiration or sooner termination of this Agreement, except as otherwise provided herein, if applicable, Distributor shall not be entitled to any further payments of any kind or nature, other than any amounts which may be due as expressly provided herein.

7.10Status of Relationship. In performing their respective obligations hereunder, each Party shall constitute an independent contractor and neither such Party nor any of such Party's representatives, agents or employees shall be deemed to be the representative, agent or employee of the other Party. The Parties do not intend to create a partnership between them or any legal relationship other than that o independent contractors on the terms set forth herein. No Party shall have the authority to act on behalf of or bind the other Party.

7.11Notices. All notices required or permitted hereunder shall be in writing and delivered via (a) personal delivery; (b) a nationally-recognized overnight courier; or (c) certified or registered mail, in all cases postage paid, sent to the Party at the address specified below, or to such other address as a Party may designate by written notice. All notices shall be effective upon receipt or refusal. Notices toDistributor shall be sent to , Attention: . Notices to CoreLink shall be sent to the following address: CoreLink, LLC, 7606 Forsyth Boulevard, Clayton, Missouri 63105, Attention: President.

7.12Interpretation. The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

7.13Further Assurances. Each Party shall execute and cause to be delivered to the other Party such instruments and other documents, and shall take such other actions, as the other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

7.14Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that the Parties need not sign the same counterpart. This Agreement may be executed by each Party by facsimile.

7.15No Subcontractors. Distributor shall not delegate or subcontract any of its obligations hereunder to any third party without the prior written consent of CoreLink. If CoreLink permits the use of any subcontractor, Distributor shall remain liable for the performance of such subcontractor and such subcontractor's compliance with the terms and conditions of this Agreement.

7.16No Third Party Beneficiaries. Except as expressly provided to the contrary, provisions of this Agreement are solely for the benefit of the Parties to this Agreement, and not for the benefit of any other person or legal entit

EXHIBIT 10.32

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

CORELINK, LLC:
By:	By:
Name: Jay Bartling	Name: Mark Brooks
Title: CEO	Title:

EXHIBIT 10.32

EXHIBIT A

PRODUCTS AND PRICING

CONFIDENTIAL -- Summary of Proposed Pricing supplied via excel file

EXHIBIT 10.32

EXHIBIT B

TERRITORY

USA

EXHIBIT 10.32

EXHIBIT C

TERRITORY PERFORMANCE QUOTA

Gross Saks 20 000/Month

Minimum 4 Set Turns/Month For each Consigned Set

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